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                                                                    EXHIBIT 99.2


[PRUDENTIAL LOGO]
                                                    PRUDENTIAL VECTOR HEALTHCARE
                                                    GROUP
                                                    PRUDENTIAL SECURITIES
                                                    INCORPORATED
                                                    1751 Lake Cook Road
                                                    Deerfield IL 60015
                                                    Tel 847 940-1970 Fax 847
                                                    940-0774

                                                         PERSONAL & CONFIDENTIAL

                                                    September 7, 2000

The Board of Directors
Agritope, Inc.
16160 SW Upper Boones Ferry Road
Portland, OR 97224-7744

Members of the Board of Directors:

    We understand that Agritope, Inc. (the "Company"), Exelixis, Inc. ("Parent") and Athens Acquisition Corp., a wholly owned subsidiary of Parent ("Merger Sub"), propose to enter into an Agreement and Plan of Merger and Reorganization (the "Agreement"). Pursuant to the Agreement, Merger Sub shall merge with and into the Company and the Company shall be the surviving corporation (the "Merger"). In the Merger, each share of the Company's common stock, par value $.01 per share ("Company Common Stock"), together with any associated rights issuable under that certain Rights Agreement, dated November 14, 1997, between the Company and ChaseMellon Shareholder Services, L.L.C., and series A preferred stock, par value $.01 per share, outstanding immediately prior to the effective time of the Merger will be converted into the right to receive that fraction of a share of Parent common stock, par value $.001 per share ("Parent Common Stock"), equal to an "Exchange Ratio" as set forth in the Agreement (the "Merger Consideration").

    The Agreement provides that the Exchange Ratio shall be calculated by dividing $14.00 by the average of the closing sale price of a share of Parent Common Stock as reported on the Nasdaq National Market for the 20 trading days ending on, and including, the fifth trading day immediately preceding the closing date of the Merger (the "Parent Average Closing Price"); PROVIDED, HOWEVER, that (1) if the Parent Average Closing Price shall be less than or equal to $40.00, then the Exchange Ratio shall be equal to 0.35 and (2) if the Parent Average Closing Price shall be greater than or equal to $50.00, then the Exchange Ratio shall be equal to 0.28.

    You have requested our opinion as to the fairness from a financial point of view of the Merger Consideration to holders of Company Common Stock. In conducting our analysis and arriving at the opinion expressed herein, we have reviewed such materials and considered such financial and other factors as we deemed relevant under the circumstances, including:

    (i) a draft, dated September 6, 2000, of the Agreement;

    (ii) certain publicly available historical financial and operating data for the Company, including, but not limited to: (a) the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1999; (b) the Company's Quarterly Report on Form 10-Q for the quarter ended

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June 30, 2000; and (c) the Company's Proxy Statement for the Annual Meeting of
Stockholders held on February 29, 2000;

   (iii) certain internal financial statements and other financial and operating data concerning the Company, including financial forecasts for future fiscal years, prepared by the management of the Company;

    (iv) historical stock prices and trading volumes for Company Common Stock;

    (v) certain publicly available historical financial and operating data for Parent, including, but not limited to: (a) Parent's Amended Registration Statement on Form S-1 filed on April 7, 2000; (b) Parent's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000; and (c) Parent's Proxy Statement for the Annual Meeting of Stockholders held on July 25, 2000;

    (vi) historical stock prices and trading volumes for Parent Common Stock;

   (vii) certain internal financial statements and other financial and operating data concerning Parent, including financial forecasts for future fiscal years, prepared by the management of Parent;

  (viii) publicly available financial, operating and stock market data concerning certain companies engaged in businesses we deemed reasonably similar to that of the Company and Parent;

    (ix) the financial terms of certain recent merger or acquisition transactions we deemed relevant to our inquiry; and

    (x) such other financial studies, analyses and investigations that we deemed appropriate.

    We have assumed, with your consent, that the draft of the Agreement that we reviewed (and referred to above) will conform in all material respects to that document when in final form and that the Merger will be consummated on the terms described in the Agreement without any waiver of any material terms or conditions.

    We have met with senior management of the Company to discuss: (i) the prospects for their respective businesses; (ii) the financial impact of the Merger on the respective companies; and (iii) such other matters that we deemed relevant.

    In connection with our review and analysis and in arriving at our opinion, we have relied upon the accuracy and completeness of the financial and other information that is publicly available or was provided to us by the Company and Parent and we have not undertaken any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of the Company or Parent. Further, we have not been provided with any such valuation or appraisal. With respect to certain financial forecasts provided to us by the Company and by Parent, we have assumed that such information represents each respective management's best currently available estimate as to the future financial performance of the Company and Parent, respectively, and that the Company and Parent will perform in accordance with such financial forecasts within the time frames indicated. Our opinion is predicated on the Merger qualifying as a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code of 1986, as amended.

    In connection with the preparation of this opinion, we have not been authorized by the Company or the Board of Directors to solicit, nor have we solicited, third party indications of interest for the acquisition of all or any part of the Company.

    Our opinion is necessarily based on economic, financial and market conditions as they exist and can be evaluated as of the date hereof. Our opinion is based upon the premise that the Merger will be consummated under circumstances where the Parent Average Closing Price will not, in fact, be less than $40.00. We assume no responsibility to update or revise our opinion based upon events or circumstances occurring after the date hereof.

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    Our opinion does not address nor should it be construed to address the relative merits of the Merger or alternative business strategies that may be available to the Company. In addition, this opinion does not in any manner address the prices at which Parent Common Stock will trade following consummation of the Merger.

    As you know, we have been retained by the Company to render this opinion and provide other financial advisory services in connection with the Merger and will receive an advisory fee for such services, a substantial part of which is contingent upon the consummation of the Merger. In the past, we have provided financial advisory services to the Company and have received fees for such services. In the ordinary course of business, we may actively trade the shares of Company Common Stock and Parent Common Stock for our own account and for the accounts of customers and, accordingly, we may at any time hold a long or short position in such securities.

    This letter and the opinion expressed herein are for the use of the Board of Directors of the Company. This opinion does not constitute a recommendation to the stockholders of the Company as to how such stockholders should vote (or agree to vote) or as to any other action such stockholders should take regarding the Merger. This opinion may not be reproduced, summarized, excerpted from or otherwise publicly referred to or disclosed in any manner, without our prior written consent; except that the Company may include this opinion in its entirety in any proxy statement or information statement relating to the Merger sent to the Company's stockholders.

    Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Merger Consideration is fair to the holders of Company Common Stock from a financial point of view.

                                          Very truly yours,

                                          PRUDENTIAL SECURITIES
                                          INCORPORATED

                                          /s/ Prudential Securities Incorporated

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